UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/01/2005

Time Warner Telecom Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-30218

DE	841500624
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of Principal Executive Offices, Including Zip Code)

303-566-1284
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Time Warner Telecom Holdings Inc. ("Holdings"), a wholly owned subsidiary of Time Warner Telecom Inc. has entered into a Services Agreement dated June 1, 2005 with AT&T Corp. and SBC Communications Inc. that extends the term through 2010 of an existing agreement between AT&T and Holdings that would have terminated in 2008. The existing agreement between AT&T and Holdings provides for purchases by AT&T of private line services, special access services and local termination of long distance calls. The extension of that agreement becomes effective at such time as the merger transaction between SBC and AT&T becomes effective and allows SBC to purchase services from Holdings under the same terms and conditions as AT&T. The extension agreement also increases AT&T's present aggregate purchase commitment under the agreement that would have terminated in 2008 (a portion of which has already been met) by an additional revenue commitment for the last two years of the extended agreement and does not affect the original aggregate commitment prior to that time. The extension agreement is expected to sustain the relative stability of the current AT&T revenue through the 2010 extension period.

Holdings has also negotiated a wholesale service arrangement with SBC Communications Inc. under which SBC will supply Time Warner Telecom with special access and other services for end user access and transport with certain service level commitments through 2010 in SBC's 13 state local service territory. Holdings has agreed to maintain certain volume levels in order to receive specified discounts and other terms and conditions, and is subject to certain penalties for early termination of the contract. The Agreement has a five year term, effective upon FCC approval of the service arrangement.

Item 8.01.    Other Events

Time Warner Telecom Inc., SBC Communications Inc. and AT&T Corp. on June 1, 2005 jointly issued the press release attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)   Exhibits

Exhibit 99.1 Joint Press Release of Time Warner Telecom Inc., SBC Communications Inc. and AT&T Corp. dated June 1, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: June 01, 2005.	By:	/s/ Tina Davis
Tina Davis
Vice President and Deputy General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Joint Press Release of Time Warner Telecom Inc., SBC Communications Inc. and AT&T Corp. dated June 1, 2005